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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                              (AMENDMENT NO. FOUR)*



                        NATIONAL INSTRUMENTS CORPORATION
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    636518 10
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                    12/31/99
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

          [ ]   Rule 13d-1(b)

          [ ]   Rule 13d-1(c)

          [X]   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.


                               Page 1 of 4 pages

CUSIP No.   636518  10

--------------------------------------------------------------------------------

        1. Names of Reporting Persons.
           I.R.S. Identification Nos. of above persons (entities only).

           L. WAYNE ASHBY
--------------------------------------------------------------------------------

        2. Check the Appropriate Box if a Member of a Group (See Instructions)

           (a) [ ]

           (b) [ ]
--------------------------------------------------------------------------------

        3. SEC Use Only
--------------------------------------------------------------------------------

        4. Citizenship or Place of Organization U.S.A.
--------------------------------------------------------------------------------

Number of         5.   Sole Voting Power          2,650,177
Shares            --------------------------------------------------------------
Beneficially      6.   Shared Voting Power        0
Owned by Each     --------------------------------------------------------------
Reporting         7.   Sole Dispositive Power     2,650,177
Person With:      --------------------------------------------------------------
                  8.   Shared Dispositive Power   0
--------------------------------------------------------------------------------

        9. Aggregate Amount Beneficially Owned by Each Reporting Person
           2,650,177
--------------------------------------------------------------------------------

        10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
--------------------------------------------------------------------------------

        11. Percent of Class Represented by Amount in Row (9) 5.30%
--------------------------------------------------------------------------------

        12. Type of Reporting Person (See Instructions) IN
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                               Page 2 of 4 pages


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              SPECIAL INSTRUCTIONS FOR COMPLYING WITH SCHEDULE 13G

ITEM 1.

         (a)  National Instruments Corporation

         (b)  11500 North Mopac Expressway, Bldg. B.
              Austin, TX 78759

ITEM 2.

         (a)  L. WAYNE ASHBY

         (b)  11500 North Mopac Expressway, Bldg. B.
              Austin, TX 78759

         (c)  U.S.A.

         (d)  COMMON STOCK

         (e)  N/A

ITEM 3.  N/A

ITEM 4.  OWNERSHIP

         (a) Amount of beneficially owned:   2,650,177*

         (b) Percent of class: 5.30%

         (c) (i)   Sole  power to vote or to  direct  the vote: 2,650,177*

             (ii)  Shared  power to vote or to direct the vote: 0

             (iii) Sole  power  to  dispose  or to direct the disposition of:
                   2,650,177*

             (iv)  Shared  power  to  dispose or to direct the disposition of: 0

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS N/A

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON N/A

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY N/A

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP N/A

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP N/A

ITEM 10. CERTIFICATION N/A
----------------

       * Includes 1,719 Shares underlying Stock Options exercisable within 60 days of December 31, 1999, but excludes 958 Shares held by reporting person's spouse.


                               Page 3 of 4 pages


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SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set in this statement is true, complete and correct.

                                                  February 11, 2000
                                          -----------------------------------
                                                         Date
                                          /s/ L. WAYNE ASHBY
                                          -----------------------------------
                                                       Signature
                                          L. Wayne Ashby, Director
                                          -----------------------------------
                                                      Name/Title



ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)


                               Page 4 of 4 pages